Exhibit 99

FIRST BANKS, INC.
ST. LOUIS, MISSOURI

NEWS RELEASE

Contacts:	Terrance M. McCarthy	Lisa K. Vansickle
	President and	Executive Vice President and
	Chief Executive Officer	Chief Financial Officer
	First Banks, Inc.	First Banks, Inc.
	(314) 854-4600	(314) 854-4600

Traded:	NYSE
Symbol:	FBSPrA – (First Preferred Capital Trust IV, an affiliated trust of First Banks, Inc.)

FOR IMMEDIATE RELEASE:

First Banks, Inc. Announces Appointment of
Additional Members to its Board of Directors

St. Louis, Missouri, July 19, 2011.  First Banks, Inc. (“First Banks” or the “Company”) is pleased to announce the election of Mr. John S. Poelker and Mr. Guy Rounsaville, Jr. to its Board of Directors.
Mr. Poelker resides in Atlanta, Georgia and currently serves as the Executive Vice President and Chief Financial Officer of State Bank and Trust Company in Atlanta.  In addition, Mr. Poelker operates The Poelker Consultancy, Inc., a corporation he established in 2005, that provides a wide range of financial and management advisory services to the banking industry.  Mr. Poelker has over 40 years of experience in the financial services industry as both an executive and a consultant, and has served in industry leadership positions throughout his career.  From 1997 to 2005, Mr. Poelker served as the Chief Financial Officer of Old National Bancorp in Evansville, Indiana.  Prior to joining Old National Bancorp, he served in executive level positions at American General Finance, Fleet Finance, Inc., BankAmerica Corporation and Citizens & Southern Corporation. Mr. Poelker began his career in St. Louis, Missouri at Peat, Marwick, Mitchell & Co. (KPMG LLP) and subsequently served as Chief Financial Officer of Mercantile Bancorporation, Inc., headquartered in St. Louis, Missouri.  Mr. Poelker holds a Bachelor’s degree in Business Administration from the University of Notre Dame.

Mr. Rounsaville resides in San Francisco, California and presently serves as the Director of Diversity at the law firm of Allen Matkins Leck Gamble Mallory & Natsis LLP (“Allen Matkins”), a California-based law firm with approximately 230 attorneys.  Mr. Rounsaville was previously with Allen Matkins from 1999 to 2001, when he served as Co-Managing Partner of the firm’s San Francisco Office and head of the firm’s corporate department, where his practice focused on corporate, business and banking law.  He re-joined Allen Matkins in his current position in 2009.  Mr. Rounsaville’s experience also includes serving as the General Counsel of Wells Fargo & Company from 1977 to 1998.  While serving as General Counsel, he was responsible for all aspects of the company’s legal function.  He also served as the Corporate Secretary of Wells Fargo for 20 years and was responsible for all Board of Directors related matters, including SEC compliance, corporate governance and ethics issues.  From 2001 to 2006, Mr. Rounsaville was the General Counsel at Visa International, where he was responsible for the management of Visa International’s Legal Group and coordination of all attorneys at Visa in connection with providing international legal support for Visa’s global business operations.  Additionally, from 2006 to 2007, Mr. Rounsaville served as General Counsel and Corporate Secretary of LaSalle Bank Corporation, where he was responsible for Board of Directors related matters and provided counsel and support to executive management on legal, regulatory and business issues. Mr. Rounsaville holds a Juris Doctorate degree from Hastings College of the Law and a Bachelors degree in Business Administration from Stanford University.
Messrs. Poelker and Rounsaville were elected by the United States Department of the Treasury as the sole holder of the Company’s Class C Fixed Rate Cumulative Perpetual Preferred Stock.  Pursuant to the terms of this stock, the Treasury Department has the right to elect up to two members to the Board of Directors upon the deferral of six dividend payments.  Members of the Board of Directors elected by the Treasury Department have the same fiduciary duties and obligations to all of the shareholders of First Banks as any other member of the Board of Directors.
James F. Dierberg, Chairman of the Board of Directors of First Banks, said, “On behalf of the Board, we are very pleased to welcome Mr. Poelker and Mr. Rounsaville as new Board members.  We believe their robust prior and present experience, coupled with the experience of our existing directors, will further enhance the Company’s Board of Directors and provide significant benefits to the Company.”
Terrance M. McCarthy, President and Chief Executive Officer of First Banks, added, “John and Guy each bring a wealth of experience to the Company.  Their unique and separate backgrounds and involvement in the financial services industry provide them with excellent qualifications to serve as directors.  We are pleased they have agreed to join our Board and very much appreciate their commitment to further strengthening the First Banks team.”

About First Banks, Inc.
The Company had assets of $6.92 billion at June 30, 2011 and currently operates 149 branch banking offices in California, Florida, Illinois and Missouri. Through its subsidiary bank, First Bank, the Company offers a broad range of financial products and services to consumers, businesses and other institutions. Visit the Company on the web at www.firstbanks.com.

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